Exhibit 10.9

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

                                LICENSE AGREEMENT

      This License Agreement, effective as of September 25, 2002 (the "Effective Date"), is entered into by and between OPOCRIN, S.p.A., of Via Pacinotti 3, 41040 Corlo di Formigine (MO) Italy (the "Licensor") and KERYX
BIOPHARMACEUTICALS, INC. of 101 Main Street, Cambridge, Massachusetts 02142 United States of America (the "Company").

      WHEREAS, the Licensor is the inventor, has developed and is the owner of a proprietary process and know-how by which sulodexide (the "Drug Substance") is produced (the "Technology");

      WHEREAS, the Company desires to obtain a non-exclusive license to the Technology; and

      WHEREAS, the Licensor agrees to grant the Company a non-exclusive, world-wide license to the Technology in accordance with and subject to the terms and conditions of this Agreement and subject to the full performance by the Company of its material obligations in accordance with this Agreement.

      NOW, THEREFORE, it is agreed as follows:

      ARTICLE 1 - DEFINITIONS

      For the purposes of this License Agreement, the following words and phrases shall have the following meanings:

      1.1 "Affiliate" shall mean, with respect to any Entity (as defined below), any Entity that directly or indirectly controls, is controlled by, or is under common control with such Entity. Control shall mean, for this purpose, the ability to direct the activities of an entity. Ownership of more than fifty percent (50%) of the voting power of an entity shall be considered Control for purposes of this Agreement.

      1.2 "Confidential Information" means all information, including, without limitation the Technology, products, business information or objectives, including information relating to Net Sales and royalties hereunder, which is designated as confidential in writing by the disclosing party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret or other information is disclosed by the disclosing party to the other party. Notwithstanding the foregoing to the contrary, materials, know-how or other information which is orally, electronically or visually disclosed by a party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of a party (a) if the disclosing party, within thirty (30) days after such disclosure, delivers to the other party a written document or documents describing the materials, know-how or other information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made, or (b) such information is of the type that is customarily considered to be confidential information by persons engaged in activities that are substantially similar to the activities being engaged in by the parties pursuant to this Agreement.

      1.4 "Field of Use" shall mean the diagnosis, prevention and treatment of all human diseases and conditions other than arteriosclerosis, peripheral arterial obstructive disease, venous leg ulcer, cerebral vascular disease, myocardial infarction, lymphedema, idiopatic urticaria and interstitial cystitis, through the achievement of a pharmaceutical drug, utilizing the Drug Substance produced through the Technology as herein defined.

      1.5 "Improvements" shall mean any and all changes, modifications and improvements to the Technology, whether made by the Company or a third party under agreement with the Company.

      1.6 "Product(s)" shall mean any pharmaceutical drug, products, product component, production supplement and/or process resulting from the use of the Technology.

      1.7 "Net Sales" shall mean the sum of all sales prices invoiced or otherwise charged on final sale of Products by or on behalf of the Company or any of its Affiliates or sublicensees, less only the sum of the following (a) usual cash and trade discounts to customers; (b) sales, tariff duties, use taxes, sales taxes, excise taxes, value-added taxes and/or other taxes directly imposed and with reference to particular sales; (c) delivery charges; (d) amounts allowed or credited on returns; and (e) social insurance discounts. Notwithstanding anything herein to the contrary, the following shall not be considered a sale of a Product under this Agreement: (i) the transfer of a Product to an Affiliate without consideration to the Company; (ii) the transfer of a Product to a third party without consideration to the Company in connection with the development or testing of a Product; or (iii) the transfer of a Product to a third party without consideration in connection with the marketing or promotion of the Product, provided however that the transferees commit themselves to not sell the Product without paying royalties.

      1.8 "Territory" shall be worldwide.

      1.9 "Technology" shall mean the proprietary process and know how owned by Licensor and by which the Drug Substance is produced.

ARTICLE 2 - GRANT

      2.1 The Licensor hereby grants to the Company, subject to the terms and conditions of this Agreement, a non-exclusive license in the Territory, with the right to grant sublicenses as provided in subparagraph 2.2 below, to practice and utilize the Technology to (a) research and develop Products solely in the Field of Use; and (b) to register, make, have made, lease, use, import, market, have marketed, and/or sell or have sold products and services solely in the Field of Use. This grant is expressly conditioned upon the Company's agreement that neither it nor a sublicensee will sell the Drug Substance, directly or indirectly, for different purposes than those contemplated by the Field of Use.

      2.2 The Company shall have the right to grant sublicenses to third parties under the license granted and limitations imposed in subparagraph 2.1, above, in accordance with the terms set out herein, provided that any sublicensee shall assume the confidentiality obligations related to the Technology and contemplated in this Agreement as well as the obligation to not further sublicense the Technology without the prior written consent of the Licensor, which consent shall not be unreasonably withheld.

      2.3 Any and all sublicenses granted by the Company shall survive termination of this Agreement in accordance with the terms hereof, and the Company shall assign to the Licensor all of its rights in such sub-licenses provided that, to the extent permitted by law, the Licensor shall assume the rights and obligations of the Company with respect to such sub-licensee.

      2.4 All rights in the Technology shall be solely owned by the Licensor, and the Company shall make use of them solely in accordance with the terms of this Agreement. All rights to the Improvements, if any are made by the Company and/or its sublicensees, shall be solely owned by the Company and/or its sublicensees.

      2.5 The Licensor agrees that it shall not grant any right or license in connection with the Technology that would limit, in any manner, the Company's or its sublicensors' freedom to exercise the rights it has pursuant to this Agreement to practice and utilize the Technology subject to the terms of this Agreement.

ARTICLE 3 - CONSIDERATION FOR THE LICENSE

      3.1 Subject to the terms and conditions of this Agreement, in consideration of the rights, privileges and license granted hereunder, the Company shall make payments to the Licensor as set forth in, and in accordance with the provisions of, this Article 3.

      3.2 The Licensor will make the following payments in consideration of this license:

            3.2.1 A non-refundable payment of $[**] upon the execution of this Agreement (the "License Execution Fee").

            3.2.2 A non-refundable payment of all of the Licensor's documented out-of-pocket expenses incurred in connection with the transfer of the Technology to the Company or its sublicensee, up to a maximum of $[**].

            3.2.3 A non-refundable milestone payment of $[**], payable as follows:

                  3.2.3.1 $[**] upon [**] of the Product(s); and

                  3.2.3.2 $[**] upon [**] of the Product(s) [**].

                  In the event that the Company [**] of the Product(s) [**] for the [**] of the Product(s), the milestone payment payable pursuant to subparagraph 3.2.3.2, above, shall be [**]. Notwithstanding the foregoing, the Company shall never be liable to pay milestone payments pursuant to subparagraph
                  3.2.3 in excess of $[**].

            Continuing royalties equal to [**]% ([**] percent) of all Net Sales of the Product(s) sold by the Company [**].

      3.3 All payments made to the Licensor pursuant to paragraph 3.2.3, above, shall [**] pursuant to paragraph 3.2.4, above.

ARTICLE 4 - REPORTS, PAYMENTS AND RECORDS

      4.1 The Company agrees to update the Licensor at least semi-annually as to the Company's activities related to the Products, including without limitation the following: (a) the results of any research and development of the Technology conducted by the Company and/or its sublicensors and (b) the Company's efforts to attain approval from relevant regulatory bodies to market and sell the Products.

      4.2 The Company shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to the Licensor by way of consideration as set forth in Article 3, above.

      4.3 Beginning in the calendar quarter subsequent to the first commercial sale of a Product, the Company shall deliver to the Licensor complete and accurate reports, within 45 days from the end of each calendar quarter, giving such particulars of the business conducted by the Company during the preceding quarter as shall be pertinent to a royalty accounting hereunder. These reports shall include at least the following:

            4.3.1 All Products used, leased or sold, by or for the Company, its Affiliates or any sublicensees.

            4.3.2 Total amounts invoiced for Products used, leased or sold, by or for the Company, its Affiliates or any sublicensees.

            4.3.3 Deductions applicable in computing "Net Sales" as defined in Paragraph 1.7.

            4.3.4 Total royalties due based on Net Sales by or for the Company, its Affiliates or any sublicensee.

            4.3.5 Names and addresses of all sublicensees and Affiliates of the Company.

      4.4 The Licensor agrees to hold in confidence each report delivered by the Company pursuant to this Article 4 until the termination of this Agreement. Notwithstanding the foregoing, the Licensor may disclose any such information required to be disclosed pursuant to any judicial, administrative or governmental request, subpoena, requirement or order, provided that the Licensor takes reasonable steps to provide the Company with the opportunity to contest such request, subpoena, requirement or order.

      4.5 With each such quarterly report submitted, the Company shall pay to the Licensor the royalties due and payable under this Agreement. If, subsequent to the first sale of a Product, no royalties shall be due, the Company shall so report.

ARTICLE 5 - INTELLECTUAL PROPERTY PROSECUTION AND MAINTENANCE

      5.1 The Company shall have the right to file patent applications for any Improvements made by it and/or its sublicensees. Any patent applications, however, may be filed only upon the written consent of the Licensor, such consent not to be unreasonably withheld.

      5.2 Provided that the Licensor consents to the filing of a patent application as set forth in paragraph 5.1, above, the Company shall be responsible for the subsequent prosecution of such application and the maintenance of any patent issuing from such application. Both parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patent applications pursuant to this Agreement.

      5.3 The Company acknowledges that the Technology is not currently protected by a valid patent or patents. Nevertheless, the parties agree that some of the Technology is proprietary to the Licensor and that the Licensor considers such proprietary information to be its trade secret. Therefore, the Licensor shall undertake commercially reasonable efforts, at its own expense, to provide protection against a third party's infringement of the proprietary portions of the Technology and/or any other right therein when, from its own knowledge or upon notice from the Company, it becomes aware of the reasonable probability that such infringement exists, and, if such notice was not received from the Company, shall advise the Company within fifteen (15) days of learning of the alleged infringement. It is agreed that within forty-five (45 ) days of becoming aware of the infringement of the Technology, the Licensor shall decide whether to institute an infringement suit or take other appropriate action that it believes is reasonably required to protect the Technology. If the Licensor fails to institute such suit or take such action within such forty-five (45) day period, then the Company shall have the right at its sole discretion to institute such suit or other appropriate action in the name of either or both parties. In such event, all payment of benefits in judgment or settlement shall be payable to the Company and the Licensor shall cooperate with the Company to the extent reasonably possible, including the joining of suit if necessary or desirable.

      5.4 In any suit to enforce and/or defend the Technology pursuant to this Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, and the like.

ARTICLE 6 - TERM AND TERMINATION

      6.1 Unless otherwise terminated earlier by operation of law or by the acts of parties in accordance with the provisions of this Agreement, this Agreement shall terminate upon the date that is twelve (12) years from the date of the first commercial sale of a Product.

      6.2 Without prejudice to either party's rights at law or pursuant to this Agreement, either party may terminate this Agreement by giving written notice to the other party (the "Non-terminating Party") in any of the following cases:

            6.2.1 A receiver or liquidator is appointed for a Non-terminating Party or if the Non-terminating Party passes a resolution for voluntary winding up, or a winding up application is made against the Non-terminating Party; or

            6.2.2 There shall be commenced against the Non-terminating Party any case, proceeding or action seeking issuance of a warrant of attachment, execution, distraint or similar process against a material portion of the Non-terminating Party's assets which results in the entry of an order for such relief which shall not have been vacated, discharged or stayed or bonded pending appeal within one hundred and eighty (180) days from the entry of such order; or

            6.2.3 Upon sixty (60) days written notice that the Non-terminating Party has materially breached its obligations provided that the Non-terminating Party has not cured such breach prior to the effectiveness of such notice.

      6.3 Notwithstanding the foregoing, the Company shall have the right to terminate this Agreement by giving sixty (60) days notice in writing to the Licensor (a) by reason of force majeure; (b) in the event that it is not able to find a partner for the further development and commercialization of the Product(s); or (c) it is not able to obtain FDA approval of an NDA for the use of the Product(s) in the Field of Use.

      6.4 Notwithstanding the foregoing, the Licensor shall have the right to terminate this Agreement by giving sixty (60) days notice in writing to the Company in the event that the Company has not submitted an NDA to the FDA by December 31, 2007, or, after submission, has not used commercially reasonable efforts consistent with sound and reasonable business and clinical practices and judgment to cure the file.

      6.5 Consequences of Termination

            6.5.1 Upon termination of this Agreement by the Licensor as a result of the causes set forth in subparagraphs 6.2.1, 6.2.2, 6.2.3, or 6.4, above, or termination by the Company pursuant to paragraph 6.3, above, the license rights set forth in Article 2 shall terminate and the Company shall have no future rights to the Technology, granted hereunder, and shall make no further use thereof. The Company shall return to the Licensor all material relating to the Technology within thirty (30) days of the effective date of termination, and may make no further use of such material. The Company shall take the necessary steps to assign its rights in any sublicense agreement to the Licensor in accordance with subparagraph 2.2.2, above.

            6.5.2 Upon termination of this Agreement as a result of the circumstances set forth in subparagraph 6.1, above , or by the Company as a result of the causes set forth in subparagraphs 6.2.1, 6.2.2, and/or 6.2.3, above, the Company shall continue to have full rights to the Technology, and shall be free to continue to make further use thereof, provided that it, as far as is practicable, continues to meet its financial obligations to the Licensor or its successors in interest hereunder.

            6.5.3 Upon termination of this Agreement pursuant to subparagraphs
6.3 (b) or (c), above, [**].

      6.6 Upon termination of this Agreement for any reason, the content and obligations contemplated by Articles 3, 4, 7, 8 and 9 shall survive the termination of the Agreement itself and any and all payments already made will not reimbursed.

ARTICLE 7 - LIABILITY AND INDEMNITY

      7.1 The Company understands and agrees that it will use the Technology it has received from Licensor at its own risk, except as set forth in paragraph 7.2 and Article 10, below. The Company agrees to indemnify, hold harmless and defend the Licensor, its trustees, officers, employees, and agents from and against any and all claims, suits, losses, damages, costs, fees, expenses (including reasonable attorney's fees), and other liabilities asserted by third parties, both government and non-government, resulting from or arising out of its use of the Technology pursuant to this Agreement; provided, however, that the Company shall not be liable for (a) negligence, international wrongdoing, or failure to follow the provisions of this Agreement by the Licensor, its trustees, officers, employees and agents; and (b) any and all claims for damages to the Licensor's property or for bodily injury, death or property damage to employees of the Licensor arising out of the performance of this Agreement, except for the negligent or international acts solely of the Company with respect to (b), above. Without limiting the foregoing, except for the negligence or willful misconduct of the Licensor, the Company agrees to indemnify and defend the Licensor from all liabilities, demands, damages, expenses and losses (including reasonable attorney fees and expenses of litigation) arising out of the use by the Company, or any party acting on behalf of or under authorization from the Company, of the Technology.

      7.2 The Licensor agrees to indemnify, hold harmless and defend the Company, its directors, officers, employees, and agents from and against any and all claims, suits, losses, damage, costs, fees, expenses (including reasonable attorney's fees), and other liabilities asserted by third parties, both government and non-government, resulting from or arising out of the license of the Technology pursuant to this Agreement as a result of (a) the negligence, intentional wrongdoing or failure to follow the provisions of this Agreement, of the Licensor, its trustees, officers, employees and agents and (b) any and all claims for bodily injury, death or property damage to employees of the Licensor or to any third party acting on behalf of or under the authorization of the Licensor arising out of the performance of this Agreement; provided, however, that the Licensor shall not be liable for the negligent or intentional acts solely of the Company with respect to (b), above. Except as provided herein, the Licensor, its trustees, officers, employees and agents shall incur no liability under this section with respect to any claims, suits, losses, damages, costs, fees, expenses (including reasonable attorney's fees), and other liabilities asserted by third parties, both government and non-government, as a result of product liability and/or intellectual property infringements.

ARTICLE 8 GOVERNING LAW - ARBITRATION - LEGAL COSTS

      8.1 This Agreement shall be governed and construed under and in accordance with the laws of Italy.

      8.2 All disputes or controversies, whether of law or fact, and of any nature whatsoever arising from or respecting to this Agreement or the transactions or relationship contemplated hereby shall be decided only by arbitration to be held in Lugano (CH) and in accordance with the Rules of Arbitration of the International Chamber of Commerce of Paris (F). The results of the arbitration and the award shall be final and binding on all parties and each covenant not to seek judicial review or to bring suit, except for the purpose of enforcing the arbitration award. All deliberations and proceedings before the International Chamber of Commerce in respect to this Agreement shall be in the English language. The party submitting pleadings, correspondence, documents, testimony or other material not in the English language in any proceeding with respect to this Agreement shall bear the cost of translation into the English language.

      8.3 Both parties hereby expressly consent to the personal jurisdiction, as stated above, and service of the process being effected upon it by registered mail sent to the addresses set forth in Article 11, below, or to any other address the parties may from time to time indicate in writing.

      8.4 The prevailing party in any arbitration pursuant to this Article shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including arbitration costs and reasonable attorney's fees.

ARTICLE 9 - CONFIDENTIALITY

      9.1 The Company and the Licensor warrant and agree that during the term of this Agreement and subsequent thereto, all Confidential Information disclosed by one party to the other party shall (a) not be used by the receiving party except in connection with the activities contemplated herein, (b) be maintained in confidence by the receiving party and (c) shall not be disclosed by the receiving party to any other person, firm or agency, governmental or private, without the prior written consent of the party disclosing such Confidential Information.

      9.2 The obligation contained in subparagraph 9.1 shall not apply to information which is:

            9.2.1 In the possession of the receiving party prior to disclosure by the disclosing party; or

            9.2.2 Received by the receiving party from a third party rightfully in possession of the same and having the right to disclose the same; or

            9.2.3 Now or hereafter in the public domain through no fault of the receiving party; or

            9.2.4 Required to be disclosed by legal, administrative or judicial process; provided that, the receiving party provides prior written notice of such disclosure to the disclosing party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure; or

            9.2.5 Approved in writing for public release by the disclosing party, above; or

            9.2.6 Provided by the Company to a third party which has executed a sublicense for the Technology, which sublicense includes obligations of confidentiality no less restrictive than those obligations set forth in this Article.

      9.3 The Company and the Licensor each agree that they shall provide Confidential Information received from the other party only to their respective employees, consultants and advisors, and to the employees, consultants and advisors of such party's Affiliates, who have a need to know and have an obligation to treat such information and materials as confidential.

ARTICLE 10 - REPRESENTATIONS AND WARRANTIES

      10.1 The Company and the Licensor each represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement. The Licensor represents and warrants to the Company that it has the full power, authority and right to grant to the Company the license granted pursuant to this Agreement, and it has not granted to any third party any right which would conflict with the rights granted by it to the Company hereunder.

      10.2 The Company and the Licensor each represents and warrants that all of its employees, officers, and consultants who are connected in any way to the subject matter of this Agreement have executed agreements or have existing obligations under law requiring, in the case of employees and officers, assignment to such party of all inventions made during the course of and as the result of their association with such party and obligating the individual to maintain as confidential such party's Confidential Information as well as confidential information of a third party which such party may receive, to the extent required to support such party's obligations under this Agreement.

      10.3 To the best of Licensor's knowledge and belief, Licensor has all right, title, and interest in and to the Technology, including exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever. Moreover, to the best of Licensor's knowledge and belief, there is no claim, pending or threatened, of infringement, interference or invalidity regarding any part or all of the Technology as presently contemplated, and the Licensor is not aware of any licenses, restrictions, liens, rights of third-parties, disputes, royalty obligations, proceedings or claims relating to, affecting or limiting its rights or the rights of the Company under this Agreement with respect to, or which may lead to a claim of infringement or invalidity regarding the Technology as presently contemplated.

      10.4 The Company represents that it shall use commercially reasonable efforts to bring one or more Products to market as soon as reasonably practicable, consistent with sound and reasonable business and clinical practices and judgment.

      10.5 The Company undertakes to recommend to any sublicensee of the rights the Company has pursuant to its license agreement with Alfa Wassermann, S.p.A., that such sublicensee order some part of the production of the Drug Substance from the Licensor.

      10.6 Except as otherwise expressly set forth herein or in the Research Agreement, the parties make no representations and extend no warranties of any kind, either express or implied, and particularly that products will be successfully developed hereunder, and if developed, will have commercial utility or merchantability or fitness for a particular purpose.

ARTICLE 11 - NOTICES AND OTHER COMMUNICATIONS

      All notices or communications made pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile, if confirmed in writing, at the addresses below or as otherwise designated by written notice given to the other party:

                  In the case of the Licensor:

                     Via Pacinotti, 3
                     41040 Corlo di Formigne
                     Modena, Italy
                     Attention:  Mrs. C. Naselli

                     Tel:   059-558352
                     Fax:   059-558211

                  In the case of the Company:

                     Keryx Biopharmaceuticals, Inc.
                     7 Hartom Street
                     P.O. Box 23706
                     Jerusalem, Israel 91236
                     Attn: General Counsel
                     Tel: 011-972-2-541-3500
                     Fax: 011-972-2-541-3501

or such other address furnished in writing by one party to the other. Any notice sent as aforesaid shall be deemed to have been received four days after being posted by registered mail or one day after personal service, as the case may be.

ARTICLE 12 - MISCELLANEOUS PROVISIONS

      12.1 It is hereby agreed and declared between the parties that each of the parties shall act in all respects relating to this Agreement as an independent contractor and there neither is nor shall be any master and servant or principle and agent relationship and/or partnership in the relationship between the Company, on one hand, and the Licensor and/or any of its employees and/or any person or entity connected with it, on the other.

      12.2 This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Company may assign this Agreement to a purchaser, merging or consolidating corporation, or acquiror of more than fifty percent (50%) of all of the Company's assets or business. Notwithstanding the foregoing, either party may assign its rights (but not its obligations) pursuant to this Agreement in whole or part to an Affiliate.

      12.3 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The parties acknowledge that this Agreement, including the Appendices and documents incorporated by reference, if any, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties.

      12.4 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

12.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

      12.6 The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      12.7 Each party hereto shall be excused from any breach of this Agreement which is proximately caused by governmental regulation, act of war, strike, act of God or other similar circumstance normally deemed outside the control of the parties.

      12.8 This Agreement has been prepared jointly and shall not be strictly construed against any party.

      12.9 This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this License Agreement, by proper persons thereunto duly authorized.


KERYX BIOPHARMACEUTICALS, INC.            OPOCRIN, S.p.A


By: /s/ Benjamin Corn                      By: /s/ Giorgio Giusti
    -------------------------------           ------------------------------
Name:  Benjamin Corn                       Name:  Giorgio Giusti
Title: CEO & President                     Title: President